Exhibit 107

Calculation of Filing Fee Tables

S-3

(Form Type)

Delcath Systems, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common stock, par value $0.01 per share	Rule 457(c)	19,509,749 (2)	—	$135,007,463.08	0.0001102	$14,877.83

	Total Offering Amounts					$135,007,463.08		$14,877.83

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$14,877.83

(1)

Represents the shares of common stock, $0.01 par value per share (the “Common Stock”), of Delcath Systems, Inc. (the “Registrant”) that will be offered for resale by the selling stockholders pursuant to the registration statement to which this exhibit is attached. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of additional shares of common stock as may be issuable as a result of stock splits, stock dividends or similar transactions with respect to the shares being registered hereunder.

(2)

Consists of an aggregate of 19,509,749 shares of the Registrant’s common stock, including 2,916,358 shares of Common Stock, issuable upon conversion of 9,624 shares of Series F-2 Convertible Preferred Stock, par value $0.01 per share, (ii) 7,746,436 shares of Common Stock issuable upon conversion of 34,860 shares of F-3 Preferred Stock exercisable pursuant to the preferred stock tranche A warrants to acquire shares of Series F-3 Preferred Stock, par value $0.01 per share, (iii) 4,149,994 shares of Common Stock issuable upon conversion of 24,900 shares of F-4 Preferred Stock exercisable pursuant to the preferred stock tranche B warrants to acquire shares of Series F-4 Preferred Stock, par value $0.01 per share, (iv) 4,649,185 shares of Common Stock, (v) 31,110 shares of Common Stock, issuable upon exercise of the common stock tranche A warrants and (vi) 16,666 shares of Common Stock issuable upon exercise of common stock tranche B warrants of the Registrant.

(3)

This estimate is made pursuant to Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Registrant’s common stock on June 14, 2023, as reported on the Nasdaq Global Market.